Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 18, 2011, relating to the financial statements and financial statement schedules of CNL Lifestyle Properties, Inc. and its subsidiaries, and our report dated March 18, 2011, relating to the financial statements of CNL Dallas Market Center, L.P. and its subsidiaries, which appear in CNL Lifestyle Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
May 2, 2011

11